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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER
                          OF BAY AREA MULTIMEDIA, INC.,
                             A DELAWARE CORPORATION,
                                       AND
                            BAY AREA MULTIMEDIA, INC.
                            A CALIFORNIA CORPORATION


THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), executed effective as of SEPTEMBER 21 , 2000, is by and between Bay Area Multimedia, Inc., a Delaware corporation ("BAMI-DE"), and Bay Area Multimedia, Inc., a California corporation ("BAMI-CA"). BAMI-DE and BAMI-CA are sometimes referred to herein as the "Constituent Entities."

                                    RECITALS

        A. BAMI-DE is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of Five Million Nine Hundred Seventy Six Thousand Two Hundred Twenty (5,976,220) shares, Five Million (5,000,000) of which are designed "Common Stock" and Nine Hundred Seventy Six Thousand Two Hundred Twenty (976,220) of which are designated as "Preferred Stock", all of which are designated as "Series A Preferred Stock". As of the date of this Agreement, One Hundred (100) shares of Common Stock were issued and outstanding, and no shares of Series A Preferred Stock were issued and outstanding.

        B. BAMI-CA is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 5,976,220 shares, Five Million (5,000,000) of which are designed "Common Stock" and Nine Hundred Seventy Six Thousand Two Hundred Twenty (976,220) of which are designated as "Preferred Stock", all of which are designated as "Series A Preferred Stock". As of the date of this Agreement, Three Hundred Twelve Thousand Seven Hundred Sixty (312,760) shares of Common Stock were issued and outstanding, and Nine Hundred Seventy Six Thousand Two Hundred Twenty (976,220) shares of Series A Preferred Stock were issued and outstanding.

        C. The shareholders and the Board of Directors of BAMI-CA have approved BAMI-CA's merging with and into BAMI-DE as the disappearing corporation upon the terms and conditions of this Agreement.

        D. The shareholder and the Directors of BAMI-DE have approved BAMI-DE's merging with BAMICA as the surviving corporation upon the terms and conditions of this Agreement.

        E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, BAMI-DE and BAMI-CA hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                        I

                                     MERGER


        1.1. Merger. In accordance with the provisions of this Agreement and the General Corporation Law of Delaware and the California Corporations Code, BAMI-CA shall be merged with and into BAMI-DE (the "Merger") as the disappearing corporation, the separate existence of BAMI-CA shall cease and BAMI-DE shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and



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BAMI-DE shall be, and is herein sometimes referred to as, the "Surviving
Corporation," and the name of the Surviving Corporation shall be Bay Area Multimedia, Inc.

        1.2 Filing and Effectiveness. The Merger shall become effective when the following actions have been completed (the "Effective Date of the Merger"):

                (a) This Agreement and the Merger shall have been adopted and approved by the shareholders of BAMI-DE and the shareholders of BAMI-CA each in accordance with the applicable requirements of the Delaware General Corporation Law and the California Corporations Code;

                (b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

                (c) An executed Certificate of Merger or an executed, acknowledged and certified counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of the State of Delaware.

        1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of BAMI-CA shall cease and BAMI-DE, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger,
(ii) shall be subject to all actions previously taken by its Board of Directors and BAMI-DE's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of BAMI-CA in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law,
(iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without transfer, to all of the debts, liabilities and obligations of BAMI-CA in the same manner as if BAMI-DE had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law.

                                       II

                   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

           2.1 Articles of Incorporation. The Certificate of Incorporation of BAMI-DE shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

           2.2 Bylaws. The Bylaws of BAMI-DE as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

           2.3 Directors and Officers. The Directors and officers of BAMI-DE immediately prior to the Effective Date of the Merger shall be the Directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                                       III

                       MANNER OF CONVERSION OF SECURITIES

           3.1 BAMI-CA Common Stock, Preferred Stock, Stock Options and Other Convertible Securities. Upon the Effective Date of the Merger, each share of Common Stock of BAMI-CA outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Entities, the holder of such interest or any other person, be changed and converted into and exchanged for one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation. Upon the Effective Date of the Merger, each share of Series A Preferred Stock of BAMI-CA outstanding immediately prior thereto shall, by virtue


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of the Merger and without any action by the Constituent Entities, the holder of such interest or any other person, be changed and converted into and exchanged for one (1) fully paid and nonassessable share of Series A Preferred Stock of the Surviving Corporation. Upon the Effective Date of the Merger, each option to purchase one (1) share of Common Stock of BAMI-CA outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Entities, the holder of such option or any other person, be changed and converted into and exchanged for an option to purchase one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation.

        3.2 BAMI-DE Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $0.001 par value, of BAMI-DE issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by BAMI-DE, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

                                       IV

                                     GENERAL


        4.1 Further Assurances. From time to time, as and when required by BAMI-DE or by its successors or assigns, there shall be executed and delivered on behalf of BAMI-CA such deeds and other instruments, and there shall be taken or caused to be taken by BAMI-DE and BAMI-CA such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by BAMI-DE the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of BAMI-CA and otherwise to carry out the purposes of this Agreement, and the officers and directors of BAMI-DE are fully authorized in the name and on behalf of BAMI-CA or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        4.2 Abandonment. At any time before the filing of this Agreement with the Secretary of State of Delaware, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of BAMI-DE or the Board of Directors of BAMI-CA, or both, notwithstanding the approval of this Agreement by the shareholders of BAMI-CA or by the shareholders of BAMI-DE, or by both.

        4.3 Amendment. The Directors of BAMI-DE and the Directors of BAMI-CA may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of California, provided that any amendment made subsequent to the adoption of this Agreement by the shareholders of BAMI-DE and the shareholders of BAMI-CA shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Entity, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or membership interest or series thereof of such Constituent Entities.

        4.4 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 333 West Santa Clara Street, Suite 930, San Jose, California 95113 and copies thereof will be furnished to any shareholder or member of the Constituent Companies, upon request and without cost.

        4.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by laws of the State of California.

        4.6 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

        4.7 Tax and Accounting Consequences. It is intended by the parties that the merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.



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        IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Board of Directors of BAMI-DE and the Board of Directors of BAMI-CA, is hereby executed on behalf of each of such two companies and attested by their respective officers thereunto duly authorized.


                                          BAMI-CA

                                          Bay Area Multimedia, Inc.,
                                          a California corporation

                                          By: /S/ RAYMOND C. MUSCI
                                              ---------------------------------
                                                  Raymond C. Musci, President



                                          BAMI-DE:

                                          Bay Area Multimedia, Inc., a
                                          Delaware corporation


                                          By: /S/ RAYMOND C. MUSCI
                                              ---------------------------------
                                                  Raymond C. Musci, President